UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 20 502 0000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 30, 2005, VIA NET.WORKS, Inc. (the “Company”) entered into definitive agreements for the sale of all the Company’s operations to Claranet Group Limited (“Claranet”), an independent and privately held European internet service provider, for $26.4 million in cash. Claranet has also agreed to provide a loan facility providing bridge financing through the close of the transaction in an amount of up to $7 million.  Under the terms of the agreement, Claranet would purchase all of the Company’s European and U.S. businesses, including its brands “VIA NET.WORKS”, “Amen” and “PSINet Europe”, and certain back office and technical support assets and liabilities for a purchase price of $26.4 million in cash. Copies of the sale and purchase agreement, the facility agreement and the related press release are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 99.1 hereto, respectively, and incorporated herein by reference.

The other key terms of the transaction are as follows:

•      The Company will remain responsible for its corporate headquarters staff, other than those employees offered employment by Claranet, and all liabilities and expenses of the group parent.

•      The transaction will be subject to approval by the Company’s shareholders; a proxy statement will be distributed describing the transaction and sale agreement following filing with and review by the Securities and Exchange Commission.

•      For the period beginning on June 1, 2005 through the closing of the transaction, Claranet will provide an interim working capital facility up to €5.37m, or approximately $7 million, secured by pledges by the Company of shares in certain of its European subsidiaries; the closing purchase price would be reduced by the amount that the Company draws down on this facility.  The Company’s obligations under this facility will be accelerated in the event of the Company’s bankruptcy and may be accelerated by the lender in the event the purchase and sale agreement is terminated prior to closing.

•      Between signing and closing the Company will be required to operate its business in the ordinary course and in accordance with the provisions of the sale agreement and the working capital facility agreement.

The executed agreements are subject to various conditions to completion, including the absence of a material adverse change in the Company’s business through the date of completion. There can be no assurance that the Company will achieve completion of the proposed transaction.

On completion of the proposed sale to Claranet, the Company expects to initiate a process to wind up, pay off its liabilities and other amounts owed and distribute remaining funds to its shareholders. Further financial details, including pro forma estimates of amounts expected to be distributed to shareholders after payment of liabilities and expenses, will be provided in the Company’s proxy statement to its shareholders.

In early March, the Company disclosed that it was seeking financing or a buyer for the Company on an expedited basis due to an urgent liquidity problem.  The Company has earlier noted that if the sale to Claranet is not completed, there can be no assurance that the Company can obtain an alternative solution to the Company’s liquidity issues.  In that event, and unless the Company could find such an alternative solution, the Company would have insufficient funds to continue to operate as a going concern.

Item 2.03               Creation of a Direct Financial Obligation

See disclosure provided under Item 1.01 with respect to the interim working capital facility.

Item 9.01               Financial Statements and Exhibits.

(c) Exhibits.

The Exhibits listed in the accompanying Exhibit Index are filed by reference as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President,
General Counsel & Secretary

May 2, 2005

Exhibit Index

Exhibit No.	Description

10.1	Sale and Purchase Agreement by and among Via Net.Works, Inc., Via Net.Works Holdco, Inc., Via Net.Works NY Corp, Inc., Claranet Group Limited and Clara.Net Holdings Limited, dated April 30, 2005.

10.2	Facility Agreement for Via Net.Works, Inc., as borrower, with Clara.Net Holdings Limited, acting as lender, dated April 30, 2005.

99.1	Press Release dated May 2, 2005.